Exhibit 10.3

Execution Counterpart

NOTE AMENDMENT AND EXCHANGE AGREEMENT

AMONG

GENESOFT PHARMACEUTICALS, INC.,

GENOME THERAPEUTICS CORP.

AND

THE HOLDERS LISTED ON THE SIGNATURE PAGES HERETO

DATED AS OF NOVEMBER 17, 2003

NOTE AMENDMENT AND EXCHANGE AGREEMENT

NOTE AMENDMENT AND EXCHANGE AGREEMENT dated as of November 17, 2003 (this “Agreement”), by and among Genesoft Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Genome Therapeutics Corp., a Massachusetts Corporation (“Parent”), each of the holders set forth on Schedule A attached hereto (each a “December Holder” and collectively the “December Holders”) and each of the holders set forth on Schedule B attached hereto (each an “April Holder” and collectively the “April Holders,” and each December Holder and each April Holder, a “Holder” and collectively the “Holders”) .

W I T N E S S E T H:

WHEREAS, the Company and the December Holders are party to the Note and Warrant Purchase Agreement dated as of December 10, 2002, as amended (the “December Purchase Agreement”);

WHEREAS, the Company and the April Holders are party to the Note and Warrant Purchase Agreement dated as of April 15, 2003, as amended (the “April Purchase Agreement”);

WHEREAS, each of the April Purchase Agreement and the December Purchase Agreement can be amended by the Company and the holders of a majority in interest of the aggregate principal of the Existing December Notes and the Existing April Notes, respectively;

WHEREAS, the December Holders and the April Holders represent 100% of the aggregate principal amount of the Existing December Notes and the Existing April Notes, respectively;

WHEREAS, each of the December Holders, the April Holders and the Company desires to amend the maturity date and the interest rate of each of the Existing December Notes and Existing April Notes, respectively;

WHEREAS, each of the December Holders and the April Holders desire to exchange, upon the Effective Time, the Existing December Notes and Existing April Notes for $22,309,646.97 aggregate principal amount of Parent’s 5% promissory notes due on the fifth anniversary of the Closing Date (the “Parent Notes”) in substantially the form attached hereto as Exhibit A, the Preference Shares and the Accrued Interest Shares (each as defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE I

DEFINITIONS

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person and shall include any investment fund or other entity that is managed or advised by the same manager or advisor as such Person or by a manager or advisor that is under common control with such manager or advisor. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by Parent or any of the Subsidiaries are listed or quoted.

“Applicable Rate” means five percent (5%) per annum.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means the board of directors of Parent.

“Business Day” means any day other than a Saturday, a Sunday, or a day when banks in the City of New York, in the State of New York are authorized by Applicable Law to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares of corporate stock and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

“Closing Financing Price” means the issuance price per share of Common Stock issued in the financing intended to be consummated at the Effective Time (the “Closing Financing”) as contemplated by Section 7.01(e) of the Merger Agreement.

“Closing Sale Price” means the price of a share of Common Stock on the relevant date, determined (a) on the basis of the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal securities exchange on which the Common Stock is listed, the Nasdaq National Market or the Nasdaq Smallcap Market; or (b) if not so quoted, as reported by National Quotation Bureau, Incorporated or a similar organization. In the absence of a quotation, the Closing Sale Price shall be such price as Parent shall reasonably determine on the basis of such quotations as most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of such Common Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means Parent’s common stock, $0.10 par value per share.

“Conversion Agent” means Parent, or such agent otherwise appointed by Parent.

“Conversion Price” means, as of any date of determination, the dollar amount derived by dividing $1,000 of principal amount of Parent Notes by the Conversion Rate then in effect.

“Conversion Rate” is as defined in Section 8.1(a).

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

“Effective Time” is used as defined in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing April Notes” means the promissory notes issued by the Company to the April Holders pursuant to the April Purchase Agreement.

“Existing December Notes” means the promissory notes issued by the Company to the December Holders pursuant to the December Purchase Agreement.

“Existing Notes” means, collectively, the Existing April Notes and the Existing December Notes.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means (i) any foreign, Federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by Parent or any of the Subsidiaries are listed or quoted.

“Holders” initially means the April Note Holders and the December Note Holders, collectively, and, after the Closing, shall mean the Persons holding the Parent Notes outstanding at such time.

“Indebtedness” means, with respect to any Person, the principal of, and premium, if any, and interest on and all other obligations in respect of (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities), (b) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, (c) all capital lease obligations of such Person, (d) all net obligations of such person under interest rate swap, currency exchange or similar agreements of such Person and (e) all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed-upon residual value of the leased property, including such Person’s obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed-upon residual value of the leased property to the lessor, (f) guarantees by such Person of indebtedness described in clauses (a) through (e) of another Person, and (g) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation, guarantee or liability of the kind described in clauses (a) through (f).

“Initial Conversion Price” means one hundred and ten percent (110%) of the average Closing Sale Price for the five Trading Days preceding the Closing Date (but excluding the Closing Date).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York, in the State of New York.

“Liquidation Event” means (i) any acquisition of Parent by means of merger or other form of corporate reorganization in which outstanding shares of the Parent are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of Parent as constituted immediately prior to such consolidation, merger or other transaction fail to hold equity securities representing a majority of the voting power of Parent or surviving entity immediately following such consolidation, merger or other transaction, (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the total voting power of all classes of Parent’s Capital Stock entitled to vote generally in the election of directors, (iii) a sale, lease or other disposition of all or substantially all of the assets of Parent, (iv) the license or sublicense of any intellectual property rights owned or controlled by Parent with regard to the right to develop and commercialize Gemifloxacin, other than any license or sublicense to develop, make, have made, use, sell or have sold Gemifloxacin outside of the United States or within the United States pursuant to an agreement in which Parent would co-promote Gemifloxacin, in a manner in which Parent sales representatives (or sales representatives contracted by Parent) would participate in detailing the product to physicians in the United States.

“Maturity Date” means the fifth (5th) anniversary of the Effective Time.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization dated as of the date hereof among Parent, Parent’s acquisition subsidiary, Company and the Stockholders’ Representative, including all schedules and exhibits thereto.

“Note Documents” means, collectively, this Agreement and the Parent Notes.

“Note Obligations” means all present and future liabilities, obligations and indebtedness of Parent under or in connection with this Agreement, or the Parent Notes, including the obligations in respect of principal, interest and expenses from time to time owing under the Parent Notes.

“Parent Material Adverse Effect” is used herein as defined in the Merger Agreement.

“Paying Agent” means Parent, or such agent otherwise appointed by Parent.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Private Placement Legend” means the legend as set forth in Section 9.1.2 hereto.

“Registrar” means Parent’s principal executive office where Parent Notes may be presented for registration of transfer or for exchange.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof among Parent and the Holders.

“Required Holders” means at any time the Holders of a majority of the aggregate principal amount of the Parent Notes outstanding at such time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Stockholders’ Representative” means the Person named as such in the Merger Agreement.

“subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or (iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary” means a subsidiary of Parent.

“Trading Day” means a day during which trading in securities generally occurs on the principal national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the Common Stock is then traded.

“Transactions” means the transactions contemplated by this Agreement and the Parent Notes.

“Voting Capital Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person ordinarily entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable governing body of such Person.

(b) As used in this Agreement, the, following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

Term	Section
Accrued Interest Shares	7.2

Agreement	Preamble

April Holder	Preamble

April Holders	Preamble

April Purchase Agreement	Recitals

Closing	3.3

Closing Date	3.3

Combined Amount	8.6(d)

Commencement Date	8.6(g)

Company	Preamble

Conversion Shares	8.6(c)

December Holder	Preamble

December Holders	Preamble

December Purchase Agreement	Recitals

Determination Date	8.6(g)

Distribution Date	8.6(c)

Distribution Declaration Date	8.6(d)

Event of Default	12.1

Expiration Time	8.6(e)

Holder	Preamble

Holders	Preamble

Issuance	4.2.1

Liquidation Event Expiration Time	6.1(b)(i)

Mandatory Conversion Date	8.1(c)

Mandatory Conversion Notice	8.1(c)

Non-Payment Default	13.4(b)

Notices	13.1

Parent	Preamble

Parent Notes	Recitals

Parent Notice	6.1(b)

Parent Promissory Note	14.3

Parent Redemption Notice	6.2(b)

Permitted Indebtedness	9.1.4

Permitted Liens	9.5

Preference Shares	7.1

Pricing Event	8.1(c)

Pricing Period	8.1(c)

Purchased Shares	8.6(e)(i)

Redemption Date	6.2(a)

Repurchase Date	6.1(a)

Rights	8.6( c)

Triggering Distribution	8.6(d)

Except as the context otherwise explicitly requires (i) the capitalized term “Section” refers to sections of this Agreement, (ii) the capitalized term “Exhibit” refers to exhibits to this Agreement, (iii) references to a particular Section include all subsections thereof, (iv) the word “including” shall be construed as “including without limitation”, (v) accounting terms not otherwise defined herein have the meaning provided under GAAP, (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (vii) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Note Documents and (viii) references to “$” are to United States dollars.

ARTICLE II

PURCHASE AGREEMENT AND NOTE AMENDMENTS

SECTION 2.1. Interest Rate.

(a) Each Existing December Note is hereby amended by adding a new fourth sentence of the first paragraph of each Existing December Note as follows:

“Notwithstanding the immediately preceding two sentences, from and after December 10, 2003, interest shall accrue at a rate of five percent (5%) per annum.”

(b) Each Existing April Note is hereby amended by adding a new fourth sentence of the first paragraph of each Existing April Note as follows:

“From and after December 15, 2003, the Minimum Interest shall accrue at a rate of five percent (5%) per annum; no Monthly Interest shall accrue after such date.”

SECTION 2.2. Maturity Date.

(a) Section 1(h) of the December Purchase Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 21.02 “Maturity Date” shall mean the later of (i) December 10, 2005 and (ii) 60 days following termination or expiration of the Agreement and Plan of Merger and Reorganization dated as of November     , 2003 among Parent, Parent’s acquisition subsidiary, Company and the Stockholders’ Representative named therein, including all schedules and exhibits thereto.”

(b) Section 1(h) of the April Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” shall mean the later of (i) December 15, 2003 and (ii) 60 days following termination or expiration of the Agreement and Plan of Merger and Reorganization dated as of                  , 2003 among Parent, Parent’s acquisition subsidiary, Company and the Stockholders’ Representative named therein, including all schedules and exhibits thereto.”

(c) The third sentence of the first paragraph of each Existing December Note is hereby amended and restated in its entirety to read as follows:

“The principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after the later of (i) December 10, 2005 and (ii) the date sixty days following the termination or expiration of the Agreement and Plan of Merger and Reorganization dated as of November     , 2003 among Parent, Parent’s acquisition subsidiary, Company and the Stockholders’ Representative named therein, including all schedules and exhibits thereto.”

(d) The third sentence of the first paragraph of each Existing April Note is hereby amended and restated in its entirety to read as follows:

“The Principal Amount, the Minimum Interest and Monthly Interest, if any, shall be due and payable by the Company on demand by the Lender at any time after the later of (i) December 15, 2003 and (ii) the date sixty days following the termination or expiration of the Agreement and Plan of Merger and Reorganization dated as of November     , 2003 among Parent, Parent’s acquisition subsidiary, Company and the Stockholders’ Representative named therein, including all schedules and exhibits thereto.”

SECTION 2.3. Miscellaneous. The third sentence of Section 11.8 of the April Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Nonetheless (but subject to the provisions of Section 10.9 above), any term of this Agreement, the Notes or the Warrants may be amended and the observance of any term of this Agreement, the Notes or the Warrants may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Note Holders; provided, however, that (i) the interest rate thereon may not be amended, and (ii) Section 2.2 may not be amended or waived to require the conversion of any Note into Conversion Shares, in the case of each of (i) and (ii), without the consent of the Lender holding such Note.”

SECTION 2.4. Effectiveness. The amendments set forth in this Section 2.4 shall be effective as of the date hereof, and shall continue to be effective in the event the Effective Time does not occur or the Merger Agreement is terminated.

ARTICLE III

EXCHANGE

SECTION 3.1. Agreement to Exchange. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, each Holder will exchange all Existing Notes with Parent for a Parent Note. Each Parent Note will have the aggregate principal amount set forth next to each Holder’s name on Schedule A or Schedule B, as the case may be. The issuance to the Holders of the Parent Notes, the Preference Shares and the Accrued Interest Shares shall be in full satisfaction of all amounts owing under the Existing Notes, and upon the issuance of the Parent Notes, the Preference Shares and the Accrued Interest Shares, the Existing Notes shall be deemed paid in full.

SECTION 3.2. Terms of Parent Notes.

(a) Interest. The outstanding principal amount of the Parent Notes shall accrue and bear interest at a rate per annum which at all times shall equal the Applicable Rate, and shall be compounded semiannually. Parent will pay accrued and unpaid interest with respect to the Parent Notes on the Maturity Date and on any accelerated maturity of the Parent Notes. For purposes of this Agreement, interest (and any amount expressed as interest) shall be calculated on the basis of a 30-day month and a 360-day year and the number of days elapsed.

(b) Payment. On the earliest to occur of the Maturity Date and any accelerated maturity of the Parent Notes, Parent will pay an amount equal to the aggregate outstanding principal amount of the Parent Notes, together with all accrued and unpaid interest thereon and all other Note Obligations then outstanding against delivery to Parent of the Parent Notes for cancellation. No principal of the Parent Notes paid or prepaid hereunder may be reborrowed.

(c) Manner of Payment. Except as provided below, all payments and prepayments of principal and interest shall be made in United States dollars in immediately available funds to each Holder of Parent Notes at the wire address provided by such Holder in writing to Parent. All payments and prepayments of interest on or principal of the Parent Notes shall be allocated among the Holders of the Parent Notes in proportion to the relative outstanding amount of accrued interest on and/or principal of the Parent Notes (as the case may be) held by each Holder. Accrued interest shall not be payable in cash, except upon the Maturity Date, redemption pursuant to Article VI hereof and any accelerated maturity of the Parent Notes.

(d) Form of Parent Notes. The Parent Notes shall be in the form provided in Exhibit A to this Agreement.

SECTION 3.3. Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the exchange of Existing Notes for the Parent Notes hereunder (the “Closing”) shall take place at 10:00 a.m. at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, at the Effective Time, provided that the conditions set forth in Sections 11.1 and 11.2 hereof have been satisfied, or at such other place as the parties shall mutually agree upon (the “Closing Date”).

At the Closing:

(a) Each Holder shall exchange against delivery of the Parent Notes to be received by such Holder pursuant to Section 3.1 on the Closing Date, the Existing Notes held by such Holder.

(b) Parent shall deliver to the Holders:

(i) the Parent Note or Parent Notes to be delivered to such Holder pursuant to Section 3.1 on the Closing Date, which shall be registered in the name of such Holder or its nominee or designee and in a single Parent Note or in multiple Parent Notes in such denominations equal to or greater than $10,000 as such Holder shall request not later than five (5) Business Days prior to the Closing Date;

(ii) the Preference Shares and the Accrued Interest Shares as contemplated by Article VII hereof;

(iii) a certificate of the secretary of Parent setting forth (A) a copy of the Certificate of Incorporation of the Parent and all amendments thereto as of a date no more than five days prior to the Closing Date, all certified by the Secretary of State of the Commonwealth of Massachusetts, (B) a copy of the by-laws of Parent, as in effect on the Closing Date, (C) copies of all resolutions of the Board of Directors of Parent and any committees thereof authorizing the Transactions, and (D) an incumbency certificate setting forth the name, title and authorized signature of each officer of Parent who will execute documents in connection with the Transactions; and

(iv) a long-form good standing certificate of Parent issued by the Secretary of State of the Commonwealth of Massachusetts.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.1. Merger Agreement Representations. Parent hereby represents and warrants to each Holder on the date hereof and as of the Closing Date that each of the representations and warranties made by Parent in Article IV of the Merger Agreement is incorporated herein by reference with the same force and effect as if fully set forth herein together with the definitions of the defined terms used therein, and subject to the matters set forth in the disclosure schedule delivered by Parent to the company concurrently with the execution of the Merger Agreement, mutatis mutandis, so that references to the recipient of any such representations and warranties shall be deemed to be references to the Holders.

SECTION 4.2. Additional Representations. Parent hereby represents and warrants to each Holder on the date hereof and as of the Closing Date as follows:

4.2.1. Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the issuance of the Parent Notes (the “Issuance”) and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Issuance and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Issuance and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Holders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Applicable Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. The Common Stock reserved for issuance upon conversion of the Parent Notes has been duly authorized and reserved and, when issued upon conversion of the Parent Notes in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free of preemptive rights.

4.2.2. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent does not, the performance of this Agreement by Parent will not, and the consummation of the Issuance and the other transactions contemplated hereby will not, (i) conflict with or violate its certificate of incorporation and bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.2.2(b) have been obtained and all filings and obligations described in Section 4.2.2(b) have been made or complied with, conflict with or violate in any material respect any Applicable Law or by which any property or asset of Parent is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of any benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on or forfeiture of, any material property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which any property or asset of Parent is bound or affected.

(b) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, Federal and state securities laws and the Nasdaq National Market, which requirements, if any, shall be complied with within the applicable time periods.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH HOLDER

Each Holder hereby severally, and not jointly, represents and warrants to Parent, as to itself and as to no other Person, as of the date hereof and as of the Closing Date as follows:

SECTION 5.1. Principal Amounts of Existing Notes. The aggregate principal amount of the Existing Notes set forth opposite the name of such Holder on Schedule A and Schedule B hereto, as the case may be, is accurate and complete. Such Holder’s Existing Notes conform in form and substance to the copies of such documents attached hereto as Schedule C.

SECTION 5.2. Interest of Existing Notes.

(a) The interest payable with respect to such Holder’s Existing December Notes as of December 10, 2003 as set forth opposite the name of such Holder on Schedule A hereto is accurate and complete.

(b) The interest payable with respect to such Holder’s Existing April Notes as of December 15, 2003 as set forth opposite the name of such Holder on Schedule B hereto is accurate and complete.

SECTION 5.3. Investment Intent. Such Holder is (i) an “accredited investor” as defined in Regulation D of the Securities Act and (ii) acquiring the Parent Notes, the Preference Shares and the Accrued Interest Shares, as the case may be, pursuant to Section 3.1, 7.1 and 7.2 hereof, as the case may be, for its own account, for investment and not with a view to the distribution thereof in violation of any securities laws.

SECTION 5.4. Authorization. This Agreement has been executed by such Holder or by a duly authorized Person on its behalf with full power and authority and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary corporate, partnership or limited liability company proceedings.

SECTION 5.5. Enforceability. The execution and delivery by such Holder of this Agreement will result in legally binding obligations enforceable against it in accordance with the respective terms and provisions hereof.

SECTION 5.6. Private Placement.

(a) Such Holder understands that (i) the offering and sale of the Parent Notes, the Preference Shares and the Accrued Interest Shares by Parent are intended to be exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof and (ii) there is no existing public or other market for the Parent Notes, the Preference Shares or the Accrued Interest Shares.

(b) Such Holder (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Notes, the Preference Shares and the Accrued Interest Shares, and is capable of bearing the economic risks of such investment.

(c) Such Holder understands that the Parent Notes, the Preference Shares and the Accrued Interest Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

(d) Such Holder (A) has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Parent Notes, the Preference Shares and the Accrued Interest Shares, and that it has requested from Parent, (B) has had an opportunity to discuss with management of Parent the intended business and financial affairs of Parent and to obtain information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Parent Notes, the Preference Shares and the Accrued Interest Shares indefinitely and (y) a total loss in respect of such investment, has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Parent Notes, the Preference Shares and the Accrued Interest Shares, and to protect its own interest in connection with such investment; it being understood that nothing set forth in this Section 5.6(d) shall affect the representations, warranties or other obligations of the Parent, or the rights and remedies of such Holder, under this Agreement in any way whatsoever.

ARTICLE VI

REDEMPTION

SECTION 6.1. Redemption at Option of Holders.

(a) If a Liquidation Event occurs at any time prior to the Maturity Date, then each Holder shall have the right, at such Holder’s option, to require Parent to redeem all of such Holder’s Parent Notes, or any portion thereof that is an integral multiple of $1,000 principal amount, on the date (the “Repurchase Date”) that is thirty (30) days after the date of the Parent Notice (as defined in Section 6.1(b) below) of such Liquidation Event (or, if such 30th day is not a Business Day, the next succeeding Business Day) at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to (but excluding) the Repurchase Date. Upon presentation of any Parent Note redeemed in part only, Parent shall execute and deliver to the Holder thereof, at the expense of Parent, a new Parent Note or Parent Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Parent Notes so presented. Parent shall deliver to each Holder all notices regarding a Liquidation Event that are delivered to the shareholders of Parent at the same time as they are delivered to such shareholders.

(b) On or before the tenth day after the occurrence of a Liquidation Event, Parent shall mail or cause to be mailed to all Holders of record on the date of the Liquidation Event a notice (the “Parent Notice”) of the occurrence of such Liquidation Event and of the redemption right at the option of the Holders arising as a result thereof; provided, that if Parent issues a Parent Redemption Notice pursuant to Section 6.2, Parent shall not be obligated to mail a Parent Notice. Such mailing shall be by first class mail. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Parent Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Parent Note.

(i) Each Parent Notice shall specify the circumstances constituting the Liquidation Event, the Repurchase Date, that the Holder must exercise the redemption right on or prior to the close of business on the Repurchase Date (the “Liquidation Event Expiration Time”), that the Holder shall have the right to withdraw any Parent Notes surrendered prior to the Liquidation Event Expiration Time, a description of the procedure which a Holder must follow to exercise such redemption right and to withdraw any surrendered Parent Notes, the place or places where the Holder is to surrender such Holder’s Parent Notes, the amount of interest accrued on each Parent Note to the Repurchase Date.

(ii) No failure of Parent to give the foregoing notices and no defect therein shall limit the Holders’ redemption rights or affect the validity of the proceedings for the redemption of the Parent Notes pursuant to this Section 6.1.

(c) For a Parent Note to be so redeemed at the option of the Holder, Parent must receive at its principal executive office such Parent Note with the form entitled “Option to Elect Repayment Upon A Liquidation Event” on the reverse thereof duly completed, together with such Parent Notes duly endorsed for transfer, on or before the Liquidation Event Expiration Time.

(d) On or prior to the Repurchase Date, Parent will set aside, segregate and hold in trust an amount of money sufficient to redeem on the Repurchase Date all the Parent Notes to be redeemed on such date at the appropriate redemption price, together with accrued interest to (but excluding) the Repurchase Date. Payment for Parent Notes surrendered for redemption (and not withdrawn) prior to the Liquidation Event Expiration Time will be made promptly (but in no event more than five (5) Business Days) following the Repurchase Date either (i) by mailing checks for the amount payable to the Holders of such Parent Notes entitled thereto as they shall appear on the registry books of Parent or (ii) by wire transfer to an account maintained by such Holders located in the United States.

(e) Parent will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the redemption rights of the Holders in the event of a Liquidation Event.

SECTION 6.2. Optional Redemption by Parent.

(a) If a Liquidation Event occurs at any time prior to the Maturity Date, then Parent shall have the right, at Parent’s option, to redeem the Parent Notes, in whole but not in part, on the same date as the Repurchase Date (the Repurchase Date, when referred to with respect to redemption by Parent, the “Redemption Date”) at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to (but excluding) the Redemption Date.

(b) In the event Parent shall desire to exercise the right to redeem all of the Parent Notes pursuant to Section 6.2(a), it shall, on or before the tenth (10th) day after the occurrence of a Liquidation Event, mail, or cause to be mailed, to all Holders of record on the date of the Liquidation Event a notice of such exercise (the “Parent Redemption Notice”).

(i) The Parent Redemption Notice of redemption shall specify the aggregate principal amount of Parent Notes to be redeemed, the Redemption Date (which shall be a Business Day), the place or places of payment, that payment will be made upon presentation and surrender of such Parent Notes, that interest accrued to the Redemption Date will be paid as specified in said notice, and that on and after the Redemption Date interest thereon or on the portion thereof to be redeemed will cease to accrue. Such notice shall also state the current Conversion Rate and the date on which the right to convert such Parent Notes or portions thereof into Common Stock will expire.

(ii) On or prior to the Business Day next preceding the date of the Parent Redemption Notice, Parent will set aside, segregate and hold in trust an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Parent Notes (or portions thereof) so called for redemption (other than those theretofore surrendered for conversion into Common Stock), together with accrued interest to, but excluding, the Redemption Date. Parent shall be entitled to retain any interest, yield or gain on amounts set aside, segregated and held in trust pursuant to this Section 6.2 in excess of amounts required hereunder to pay the redemption price together with accrued interest to, but excluding, the Redemption Date. If any Parent Note called for redemption is converted pursuant hereto prior to such redemption, any money segregated and held in trust for the redemption of such Parent Note shall be discharged from such trust.

(c) If a Parent Redemption Notice has been given as above provided, the Parent Notes with respect to which such notice has been given shall, unless converted into Common Stock pursuant to the terms hereof, become due and payable on the Redemption Date and at the place or places stated in such notice at the applicable redemption price, together with interest accrued to (but excluding) the Redemption Date, and on and after said date (unless Parent shall default in the payment of such Parent Notes at the redemption price, together with interest accrued to said date) interest on the Parent Notes so called for redemption shall cease to accrue and, after the close of business on the Business Day next preceding the Redemption Date (unless Parent shall default in the payment of such Parent Notes at the redemption price, together with interest accrued to said date), such Parent Notes shall cease to be convertible into Common Stock and to be entitled to any benefit or security under this Agreement, and the Holders thereof shall have no right in respect of such Parent Notes except the right to receive the redemption price thereof and unpaid interest to (but excluding) the Redemption Date. On presentation and surrender of such Parent Notes at a place of payment specified in the Parent Redemption Notice, the said Parent Notes shall be paid and redeemed by Parent at the applicable redemption price, together with interest accrued thereon to (but excluding) the Redemption Date.

(i) Notwithstanding the foregoing, Parent shall not redeem any Parent Notes or mail any Parent Redemption Notice during the continuance of a default in payment of interest or premium, if any, on the Parent Notes. If any Parent Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal and premium, if any, shall, until paid or duly provided for, bear interest from the date fixed for redemption at the rate borne by the Parent Note and such Parent Note shall remain convertible into Common Stock until the principal and premium, if any, and interest shall have been paid or duly provided for.

(d) In connection with any redemption of Parent Notes under this Article VI, Parent may arrange for the purchase and conversion of any Parent Notes by an agreement with one or more investment bankers or other purchasers to purchase such Parent Notes by setting aside in trust for the Holders, on or before the date of the Parent Redemption Notice, an amount not less than the applicable redemption price, together with interest accrued to (but excluding) the Redemption Date, of such Parent Notes. Notwithstanding anything to the contrary contained in this Article VI, the obligation of Parent to pay the redemption price of such Parent Notes, together with interest accrued to (but excluding) the Redemption Date, shall be deemed to be satisfied and discharged to the extent such amount is so paid by such purchasers. If such an agreement is entered into, any Parent Notes not duly surrendered for conversion by the Holders thereof may, at the option of Parent, be deemed, to the fullest extent permitted by law, acquired by such purchasers from such Holders and (notwithstanding anything to the contrary contained in Article VIII) surrendered by such purchasers for conversion, all as of immediately prior to the close of business on the Redemption Date (and the right to convert any such Parent Notes shall be extended through such time), subject to payment of the above amount on the Redemption Date as aforesaid.

(e) Parent will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the redemption rights of Parent in the event of a Liquidation Event.

ARTICLE VII

ISSUANCE OF COMMON STOCK UPON EXCHANGE

SECTION 7.1. December Holders. At the Closing, Parent shall issue to each December Holder the number of shares of Common Stock (the “Preference Shares”) obtained by (a) dividing the sum of (i) the interest accrued on such December Holder’s Existing December Notes up to December 10, 2003, as set forth across from such December Holder’s name on Schedule A, (ii) 150% of the principal amount of such December Holder’s Existing December Notes as set forth across from such December Holder’s name on Schedule A and (iii) the amount of interest payable on each such December Holder’s Existing December Note (as amended hereby) from and after

December 10, 2003 until the Closing Date by (b) the lower of (i) the Closing Financing Price and (ii) the average Closing Sale Price for the five Trading Days immediately preceding the date of public announcement of the transaction contemplated by the Merger Agreement.

SECTION 7.2. April Holders. At the Closing, Parent shall issue to each April Holder the number of shares of Common Stock (the “Accrued Interest Shares”) obtained by (a) dividing the sum of (i) the interest accrued on such April Holder’s Existing April Notes up to December 15, 2003, as set forth across from such April Holder’s name on Schedule B plus (ii) the amount of interest payable on each such April Holder’s Existing April Note (as amended hereby) from and after December 15, 2003 until the Closing Date by (b) the lower of (i) the Closing Financing Price and (ii) the average Closing Sale Price for the five Trading Days immediately preceding the date of public announcement of the transaction contemplated by the Merger Agreement.

ARTICLE VIII

CONVERSION

SECTION 8.1. Conversion Privilege; Restrictive Legends.

(a) At any time following the issuance of the Parent Notes pursuant to Section 3.1, a Holder of a Parent Note may convert such Parent Note into Common Stock at any time upon the satisfaction of the requirements set forth herein. Upon conversion in accordance with the terms of this Section 8.1, the Holder will receive the number of shares of Common Stock equal to the Conversion Rate per $1,000 principal amount of Parent Notes surrendered for conversion. The initial Conversion Rate is the number of shares of Common Stock obtained by dividing $1,000 by the Initial Conversion Price. The Conversion Rate is subject to adjustment in accordance with Sections 8.6 through 8.12.

(b) A Holder may convert a portion of the principal of such Parent Note if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount. Provisions of this Agreement that apply to conversion of all of a Parent Note also apply to conversion of a portion of it. A Holder may convert the entire principal amount of all Parent Notes held by such Holder (the “Entire Principal Amount”), notwithstanding the fact that such amount is not an integral multiple of $1,000 (such amount in excess of such integral multiple, the “Excess Amount”). In connection with the conversion of any Holder’s Entire Principal Amount, such Holder will be entitled to convert the Excess Amount into the number of shares of Common Stock obtained by dividing the Excess Amount by the then-effective Conversion Price.

(c) From and after the 366th day following the Closing Date, if the average of the Closing Sale Prices for any fifteen (15) consecutive Trading Days (the “Pricing Period”) is greater than 150% of the then-effective Conversion Price (each such occurrence hereinafter referred to as a “Pricing Event”), then Parent shall have the right to compel the Holders to convert all of the outstanding principal amount under the Parent Notes in accordance with the terms hereof on or prior to the date (the “Mandatory Conversion Date”) which is fifteen (15) Trading Days following the Holder’s receipt of a Mandatory Conversion Notice (as defined below), provided, that (A) Parent may exercise this right only by delivering to the Holder, within fifteen (15) Trading Days following the day on which a Pricing Event occurs, a written notice (the “Mandatory Conversion Notice”) electing to compel such conversion pursuant to this Section 8.1(c), (B) at all times during the applicable Pricing Period up to and including the Mandatory Conversion Date, the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement in accordance with the terms of the Registration Rights Agreement and such registration statement is not subject to any stop orders and (C) Parent’s right to send a Mandatory Conversion Notice must be exercised with respect to all Holders. The foregoing shall not affect the Holder’s right to convert any portion of a Parent Note pursuant to Section 8.1(a) above at any time and from time to time before or after any Pricing Event. Such mandatory conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Parent Notes contained herein.

(d) Any shares issued upon conversion of a Parent Note shall bear the Private Placement Legend until after the second anniversary of the later of the Closing Date and the last date on which Parent or any Affiliate of Parent was the owner of such shares or the Parent Note (or any predecessor security) from which such shares were converted (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder) (or such longer period of time as may be required under the Securities Act or applicable state securities laws in the opinion of counsel for Parent, unless otherwise agreed by Parent and the Holder thereof).

(e) To convert a Parent Note, a Holder must (1) complete and sign the conversion notice, with appropriate signature guarantee, on the back of the Parent Note, (2) surrender the Parent Note to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent and (4) pay any transfer or similar tax if required.

SECTION 8.2. Conversion Procedure.

(a) To convert a Parent Note, a Holder must satisfy the requirements of this Section 8. The date on which the Holder satisfies all those requirements is the conversion date. As soon as practicable, and in any event within ten (10) days following the conversion date, Parent shall deliver to the Holder a certificate for the number of full shares of Common Stock issuable upon the conversion and a check in lieu of any fractional share. The person in whose name the certificate is registered shall be treated as a stockholder of record on and after the conversion date.

(b) Except as described below, no payment or adjustment will be made for accrued interest on, or liquidated damages with respect to, a converted Parent Note or for dividends on any Common Stock issued on or prior to conversion. When a Holder surrenders a Parent Note for conversion, all accrued interest on such Parent Note shall be added to such Holder’s principal amount of such Parent Notes and shall be treated for all purposes of this Article VIII as additional principal amount.

(c) If a Holder converts more than one Parent Note at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of the Parent Notes converted.

(d) Upon surrender of a Parent Note that is converted in part, Parent shall issue to the Holder a new Parent Note equal in principal amount to the unconverted portion of the Parent Note surrendered.

(e) If the last day on which a Parent Note may be converted is a Legal Holiday in the place where Parent’s principal executive office is located, the Parent Note may be surrendered to Parent at its principal executive offices on the next succeeding day that is not a Legal Holiday.

SECTION 8.3. Fractional Shares. Parent will not issue fractional shares of Common Stock upon conversion of Parent Notes and instead will deliver a check in an amount equal to the value of such fraction computed on the basis of the Closing Sale Price.

SECTION 8.4. Taxes on Conversion. If a Holder converts its Parent Note, Parent shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder’s name.

SECTION 8.5. Company to Provide Stock.

(a) Parent shall reserve out of its authorized but unissued Common Stock or Common Stock held in its treasury enough shares of Common Stock to permit the conversion of all of the Parent Notes.

(b) All shares of Common Stock which may be issued upon conversion of the Parent Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive rights and free of any lien or adverse claim created by Parent.

(c) Parent shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Parent Notes and shall list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed.

SECTION 8.6. Adjustment of Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as follows:

(a) In case Parent shall (1) pay a dividend in shares of Common Stock to all holders of Common Stock, (2) make a distribution in shares of Common Stock to all holders of Common Stock, (3) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock or (4) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any Parent Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such Parent Notes been converted immediately prior thereto. Any adjustment made pursuant to this Section 8.6(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) In case Parent shall issue rights or warrants to all or substantially all holders of Common Stock, as the case may be, entitling them, for a period commencing on the record date for the determination of holders of Common Stock entitled to receive such rights or warrants and expiring not more than sixty (60) days after such record date, to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock), at a price per share less than the then current market price (as determined pursuant to Section 8.6(g)) of Common Stock on such record date, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock so offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price. Such adjustments shall become effective immediately after such record date.

(c) In case Parent shall dividend or distribute to all or substantially all holders of Common Stock shares of Capital Stock of Parent other than Common Stock, evidences of indebtedness or other assets (other than cash dividends), or shall dividend or distribute to all or substantially all holders of Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 8.6(b)), then in each such case the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date for the determination of shareholders entitled to such distribution by a fraction of which the numerator shall be the current market price of Common Stock (as determined pursuant to Section 8.6(g)), on such date and the denominator shall be such current market price less the fair market value (as determined by the Board of Directors) on such date of the portion of the evidences of indebtedness, shares of Capital Stock, cash and other assets to be distributed or of such subscription rights or warrants applicable to one share of Common Stock, such increase to become effective immediately prior to the opening of business on the day following such record date. Notwithstanding the foregoing, in the event that Parent shall distribute rights or warrants (other than those referred to in Section 8.6(b)) (“Rights”) pro rata to holders of Common Stock, Parent may, in lieu of making any adjustment pursuant to this Section 8.6(c), make proper provision so that each Holder of a Parent Note who converts such Parent Note (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the “Conversion Shares”), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the “Distribution Date”), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of shares of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which the principal amount of the Parent Note so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

In the event that Parent implements a stockholders’ rights plan after the date hereof, Parent shall provide that the Holders will receive, in addition to Common Stock, the rights described therein upon conversion of the Parent Notes (whether or not the rights have separated from the Common Stock prior to the time of conversion), subject to the limitations set forth in the stockholders’ rights plan. Any distribution of rights or warrants pursuant to a stockholders’ rights plan complying with the requirements set forth in the two preceding sentences of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 8.6(c).

(d) In case Parent shall, by dividend or otherwise, at any time make a distribution (the “Triggering Distribution,” and the amount of the Triggering Distribution, together with the sum of (w) and (x) below, the “Combined Amount”) to all or substantially all holders of its Common Stock of cash (including any distributions of cash out of current or retained earnings of Parent, but excluding any cash that is distributed as part of a distribution requiring a Conversion Rate adjustment pursuant to subsection (c) above or subsection (e) below) in an aggregate amount that, together with the sum of (w) the aggregate amount of any cash and the fair market value (as determined in good faith by the Board of Directors), as of the expiration of the tender or exchange offer referred to below, of any other consideration payable in respect of any tender or exchange offer by Parent or a Subsidiary for all or any portion of the Common Stock consummated within the twelve (12) months preceding the date of payment of the Triggering Distribution and in respect of which no Conversion Rate adjustment has been made pursuant to this Section 8.6, and (x) the aggregate amount of all other cash dividends or distributions to all or substantially all holders of Common Stock made within the twelve (12) months preceding the date of payment of the Triggering Distribution and in respect of which no Conversion Rate adjustment has been made pursuant to this Section 8.6, exceeds ten percent (10%) of the product of the current market price per share (as determined pursuant to Section 8.6(g)) of the Common Stock on the close of business, New York City time, on the Business Day (the “Distribution Declaration Date”) immediately preceding the day on which the Triggering Distribution is declared by Parent and the number of shares of Common Stock outstanding on the Distribution Declaration Date (excluding shares held in the treasury of Parent), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the effectiveness of the Conversion Rate adjustment contemplated by this subsection (d) by a fraction (y) the numerator of which shall be such current market price per share of Common Stock and (z) the denominator of which shall be (I) such current market price per share of Common Stock less (II) the number obtained by dividing the Combined Amount by such number of shares of Common Stock outstanding. Such adjustment shall become effective immediately prior to the opening of business on the day following the Distribution Declaration Date.

(e) In case a tender or exchange offer made by Parent or any of its Subsidiaries for all or any portion of the Common Stock shall expire and such tender offer or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors) that, combined together with:

(1)	the aggregate of the cash plus the fair market value (as determined by the Board of Directors), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender offers or exchange offers by Parent or any of its Subsidiaries for all or any portion of the Common Stock expiring within the twelve (12) months preceding the expiration of such tender offer or exchange offer and in respect of which no adjustment pursuant to this Section 8.6 has been made, and

(2)	the aggregate amount of any dividends or distributions to all or substantially all holders of Parent’s Common Stock made exclusively in cash within the twelve (12) months preceding the expiration of such tender offer or exchange offer and in respect of which no adjustment pursuant to this Section 8.6 has been made, exceeds ten percent (10%) of the product of the current market price per share (as determined pursuant to Section 8.6(g)) as of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended) and the number of shares of Common Stock outstanding (including any tendered shares or exchanged shares) at the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

(i)	the numerator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the current market price of the Common Stock as of the Expiration Time; and

(ii)	the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the current market price of the Common Stock as of the Expiration Time.

Such adjustment (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that Parent is obligated to purchase shares pursuant to any such tender offer or exchange offer, but Parent is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender offer or exchange offer had not been made. If the application of this Section 8.6(e) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 8.6(e).

(f) In addition to the foregoing adjustments in subsections (a), (b), (c), (d) and (e) above, Parent, from time to time and to the extent permitted by law, may increase the Conversion Rate by any amount for at least twenty (20) days or such longer period as may be required by law, if the Board of Directors of Parent has made a determination, which determination shall be conclusive, that such increase would be in the best interests of Parent, provided that the then effective Conversion Price is not less than the par value of a share of Common Stock. Parent shall cause notice of such increase to be mailed to each Holder at such Holder’s address as the same appears on the registry books of the Registrar, at least fifteen (15) days prior to the date on which such increase commences. Such Conversion Rate increase shall be irrevocable during such period.

(g) For the purpose of any computation under subsections (a), (b), (c), (d) and (e) above of this Section 8.6, the current market price per share of Common Stock on the date fixed for determination of the stockholders entitled to receive the issuance or distribution requiring such computation (the “Determination Date”) shall be deemed to be the average of the Closing Sale Prices for the ten (10) consecutive Trading Days immediately preceding the Determination Date; provided, however, that (i) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to subsection (a), (b), (c), (d) or (e) above occurs on or after the tenth Trading Day prior to the Determination Date and prior to the “ex” date for the issuance or distribution requiring such computation, the Closing Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event, (ii) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to subsection (a), (b), (c), (d) or (e) above occurs on or after the “ex” date for the issuance or distribution requiring such computation and on or prior to the Determination Date, the Closing Sale Price for each Business Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event, and (iii) if the “ex” date for the issuance or distribution requiring such computation is on or prior to the Determination Date, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each Trading Day on and after the “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for the purposes of this Section 8.6) of the evidences of indebtedness, shares of Capital Stock or other securities or assets being distributed (in the distribution requiring such computation) applicable to one share of Common Stock as of the close of business on the day before such “ex” date. For the purpose of any computation under subsection (e) of this Section 8.6, the current market price per share of Common Stock at the expiration time for the tender offer requiring such computation shall be deemed to be the average of the Closing Sale Price for the ten consecutive Trading Days commencing on the Business Day immediately following the expiration time of such tender offer (the “Commencement Date”); provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Rate pursuant to subsection (a), (b), (c), (d) or (e) above occurs on or after the expiration time for the tender offer requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on or after to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this subsection, the term “ex” date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the expiration time of such tender offer (as it may be amended or extended).

SECTION 8.7. No Adjustment.

(a) No adjustment in the Conversion Rate shall be required until cumulative adjustments amount to one percent (1%) or more of the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this Section 8.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article VIII shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(b) If any rights, options or warrants issued by Parent as described in Section 8.6 are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted as provided in Section 8.6 until the earliest of such triggering event occurs. Upon the expiration or termination of any rights, options or warrants without the exercise of such rights, options or warrants, the Conversion Rate then in effect shall be adjusted immediately to the Conversion Rate which would have been in effect at the time of such expiration or termination had such rights, options or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(c) No adjustment need be made for a transaction referred to in this Article VIII if Holders are to participate in the transaction without conversion on a basis and with notice that the Board of Directors determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

SECTION 8.8. Other Adjustments. In the event that, as a result of an adjustment made pursuant to Section 8.6 hereof, the Holder of any Parent Note thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock other than shares of Common Stock, thereafter the Conversion Rate of such other shares so receivable upon conversion of any Parent Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article VIII.

SECTION 8.9. Adjustments for Tax Purposes. Parent may make such increases in the Conversion Rate, in addition to those required by Section 8.6 hereof, as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by Parent or to its stockholders will not be taxable to the recipients thereof.

SECTION 8.10. Notice of Adjustment. Whenever the Conversion Rate is adjusted, Parent shall promptly mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment. The certificate shall be conclusive evidence of the correctness of such adjustment.

SECTION 8.11. Notice of Certain Transactions.

In the event that:

(a)	Parent takes any action which would require an adjustment in the Conversion Rate;

(b)	Parent takes any action that would require an amendment pursuant to Section 8.12; or

(c)	there is a dissolution or liquidation of Parent;

a Holder of a Parent Note may wish to convert such Parent Note into shares of Common Stock prior to the record date for or the effective date of the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, Parent shall mail to Holders at the addresses appearing on Parent’s books and the Stockholder’s Representative a notice stating the proposed record or effective date, as the case may be, of any transaction referred to in clause (a), (b) or (c) of this Section 8.11. Parent shall mail such notice at least fifteen (15) days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (a), (b) or (c) of this Section 8.11, provided, however that the Holders shall continue to have the right to convert until the date which is fifteen (15) days after Parent mails such notice.

SECTION 8.12. Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege.

(a) If any of the following shall occur, namely: (i) any reclassification or change in the Common Stock issuable upon conversion of Parent Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or binding share exchange to which Parent is a party other than a merger in which Parent is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) in, the Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of Parent as an entirety, then Parent or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance, execute and deliver to the Holders an amendment to this Agreement providing that the Holder of each Parent Note then outstanding shall have the right to convert such Parent Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance by a holder of the number of shares of Common Stock, deliverable upon conversion of such Parent Note immediately prior to such reclassification, change, consolidation, merger, binding share exchange, sale or conveyance. Such amendment shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article VIII. The foregoing, however, shall not in any way affect the right a Holder of a Parent Note may otherwise have, pursuant to clause (ii) of the last sentence of the first paragraph of Section 8.6(c) hereof, to receive Rights upon conversion of a Parent Note. If, in the case of any such consolidation, merger, binding share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, binding share exchange, sale or conveyance, then such amendment shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 8.12 shall similarly apply to successive consolidations, mergers, binding share exchanges, sales or conveyances.

ARTICLE IX

COVENANTS OF PARENT AND THE HOLDERS

SECTION 9.1. Covenants of Parent

9.1.1. Periodic Information. Parent shall, upon written request, provide to any Holder or beneficial owner of Parent Notes or prospective purchaser of Parent Notes that so requests, the information required to be delivered pursuant to Rule 144A(d)(4) until such time as the Parent Notes and the underlying Common Stock have been registered by Parent for resale under the Securities Act pursuant to the Registration Rights Agreement. In addition, Parent will furnish such Rule 144A(d)(4) information if, at any time while the Parent Notes or the Common Stock issuable upon conversion of the Parent Notes are restricted securities within the meaning of the Securities Act, Parent is not subject to the informational requirements of the Exchange Act.

9.1.2. Legends. So long as applicable, each Parent Note shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.”

After the above requirement for a legend is no longer applicable because the Parent Notes are freely transferable under the Securities Act, Parent shall remove such legend upon request from a Holder of such Parent Notes, if outside counsel for such Holder reasonably determines that the transfer of such Parent Notes is no longer restricted by the Securities Act and outside counsel for Parent reasonably concurs in such determination.

9.1.3. Maintenance of Corporate Existence. Subject to Article X, Parent will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of each Subsidiary and the rights (charter and statutory), licenses and franchises of Parent and its Subsidiaries; provided, however, that Parent shall not be required to preserve any such right, license or franchise, or the corporate existence of any Subsidiary, if in the good faith reasonable judgment of the Board of Directors (i) such preservation or existence is not material to the conduct of business of Parent and (ii) the loss of such right, license or franchise or the dissolution of such Subsidiary does not have a material adverse impact on the Holders.

9.1.4. Limitation on Indebtedness. Parent shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness, other than Permitted Indebtedness (as defined below), having a maturity date prior to six (6) months after the Maturity Date without the consent of the Required Holders, such consent not to be unreasonably withheld. “Permitted Indebtedness” means: (i) Indebtedness set forth on Parent’s balance sheet dated September 27, 2003, as filed with Parent’s quarterly report on Form 10-Q for its quarter ended September 27, 2003; (ii) Indebtedness set forth on the Company’s balance sheet dated September 30, 2003; (iii) Indebtedness secured by liens described in clause (iv) of the definition of Permitted Liens below; and (iv) other Indebtedness of the Company in an aggregate principal amount at any time outstanding not to exceed $5 million.

9.1.5. Creation of Liens. Until the full satisfaction of the Parent Notes, other than Permitted Liens (as defined below), Parent will not create or permit to be created any liens in or on Parent’s tangible or intangible assets. “Permitted Liens” means: (i) liens securing equipment indebtedness; (ii) liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or liens arising out of judgments or awards against Parent with respect to which Parent at the time shall currently be prosecuting an appeal or proceedings for review; (iii) liens for taxes not yet subject to penalties for nonpayment and liens for taxes the payment of which is being contested in good faith and by appropriate proceedings and for which, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by Parent; (iv) liens (A) upon or in any equipment acquired or held by Parent to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and other equipment financed by the holder of such lien; (v) liens consisting of leases or subleases and licenses and sublicenses granted to others in the ordinary course of Parent’s business not interfering in any material respect with the business of Parent and any interest or title of a lessor or licensor under any lease or license, as applicable; (vi) liens to secure any license granted by Parent, provided, that such lien is confined solely to the property that is the subject of the license; (vii) liens incurred or deposits made in the ordinary course of Parent’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws; (viii) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (ix) liens to which the Required Holders expressly consent to in writing.

SECTION 9.2. Covenant of the Holders.

9.2.1. Certain Transactions. Each Holder agrees that from the date hereof and so long as Holder holds any Parent Notes, such Holder shall not (i) engage in short sales of the Common Stock or (ii) directly or indirectly take, make, establish, increase or maintain any short position in the Common Stock by any means including, without limitation, any derivative or synthetic transaction (including, without limitation, any option, put, call or similar agreement).

ARTICLE X

SUCCESSORS

SECTION 10.1. When Company May Merge, etc. Parent shall not consolidate with, or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, another person (whether in a single or series of related transactions) unless (i) such person assumes all the obligations of Parent under the Parent Notes and this Agreement and (ii) immediately after giving effect to the transaction, no Default or Event of Default shall exist.

SECTION 10.2. Successor Substituted. Upon any consolidation or merger or sale, conveyance, transfer, lease, or other disposition of all or substantially all of the assets of Parent in accordance with Section 10.1, the successor person formed by such consolidation or into which Parent is merged or to which such sale, conveyance, transfer, lease, or other disposition is made shall succeed to, and, except in the case of a lease, be substituted for, and may exercise every right and power of, and shall assume every duty and obligation of, Parent under this Agreement with the same effect as if such successor had been named as Parent herein. When the successor assumes all obligations of Parent hereunder, except in the case of a lease, all obligations of the predecessor shall terminate.

ARTICLE XI

CONDITIONS PRECEDENT TO CLOSING

SECTION 11.1. Conditions to Parent’s Obligations. The obligations of Parent with respect to the Holders required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to such Closing, of the following conditions:

(a) The representations and warranties of each Holder contained in this Agreement shall be true and correct, in each case on and as of the date hereof and on and as of such Closing Date, as if made on and as of such Closing Date.

(b) No provision of any Applicable Law, injunction, order or decree of any Governmental Authority shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

(c) The Effective Time shall have occurred.

(d) The Closing Financing shall have occurred.

(e) The Holders shall have delivered the Existing Notes to Parent.

SECTION 11.2. Conditions to Holders’ Obligations. The obligations of each Holder required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing of the following condition:

(a) The representations and warranties made by Parent in this Agreement shall be true and correct as of the Closing Date except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement and the Merger Agreement, and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) would not be reasonably likely to have a Parent Material Adverse Effect.

(b) On such Closing Date, no provision of any Applicable Law, injunction, order or decree of any Governmental Authority shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

(c) The Effective Time shall have occurred.

(d) The Closing Financing shall have occurred.

(e) Parent shall have delivered the Parent Notes, the Preference Shares and the Accrued Interest Shares, as applicable, to the Holders.

(f) Each Holder shall have received the opinion of Ropes & Gray LLP in the form attached hereto as Exhibit B.

ARTICLE XII

DEFAULTS

SECTION 12.1. Events of Default. Each of the following events is herein referred to as an “Event of Default”:

(a) Payment. Parent shall fail to make any payment in respect of the principal of, or any interest or fee on or in respect of, any of the Note Obligations owed by it as the same shall become due and payable, whether at maturity or by acceleration or otherwise.

(b) Covenant Compliance. Parent shall fail to perform or observe any of the other provisions of the Note Documents required to be performed or complied with by it and such failure continues for a period of thirty (30) days after written notice thereof is given by the Required Holders to Parent.

(c) Representations and Warranties. Any representation or warranty of or with respect to Parent in this Agreement shall not be true and correct as of the Closing Date except (i) for changes contemplated by this Agreement and the Merger Agreement, and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) would not be reasonably likely to have a Parent Material Adverse Effect.

(d) Bankruptcy. Parent or any of its Subsidiaries shall:

(i) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(ii) have filed against it a petition commencing an involuntary case under the Bankruptcy Code which shall not have been dismissed within 60 days after the date on which such petition is filed; or file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

(iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

(iv) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relation to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(v) have entered against it an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

(vi) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

(e) Judgment. Parent or any of its Subsidiaries shall have a judgment entered against it in an amount of at least $1 million, and such judgment shall remain undismissed for a period of ninety (90) consecutive days.

SECTION 12.2. Certain Actions Following an Event of Default. If any one or more Events of Default shall occur and be continuing, then in each and every such case:

(a) Acceleration. The Note Obligations then outstanding shall become immediately due and payable.

(b) Exercise of Rights. The Holders may proceed to protect and enforce their rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or the Parent Notes.

(c) Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of the Holders’ rights hereunder and under the Parent Notes shall be cumulative.

SECTION 12.3. Waivers. Parent hereby waives to the extent not prohibited by applicable law:

(a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or the Parent Notes), protests, notices of protest and notices of dishonor;

(b) any requirement of diligence or promptness on the part of any Holder in the enforcement of its rights under this Agreement or the Parent Notes; and

(c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

ARTICLE XIII

SUBORDINATION

SECTION 13.1. Subordination. To the extent there is any conflict between the provisions of this Section 13 and the other provisions of this Agreement, the provisions of this Section 13 shall control. The following provisions shall apply until such time as the Closing occurs.

13.1.1 Each Holder hereby subordinates to Parent any security interest or lien that such Lender may have or in the future obtain in any property of the Company. Notwithstanding the respective dates of attachment or perfection of the security interest of each Holder and the security interest of Parent, the security interest of Parent in the property of the Company shall at all times be prior to the security interest of each Holder. Nothing in this Section 13 shall be construed as permitting any Holder to take a security interest or lien in any property of the Company.

13.1.2 All indebtedness hereunder or pursuant to the Existing December Notes and Existing April Notes (and any refinancings or replacements thereof) (the “Subordinated Debt”) is subordinated in right of payment to all obligations of the Company to Parent under the Parent Promissory Note, together with all costs of collecting such obligations (including attorney’s fees), including, without limitation, all interest accruing after the commencement by or against the Company of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”).

13.1.3 Each Holder will not demand or receive from the Company (and the Company will not pay to such Holder) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will any Holder exercise any remedy with respect to any of Parent’s collateral, nor will any Holder commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Company, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, each Holder shall be entitled to receive (i) securities of the Company in connection with the cancellation of indebtedness hereunder pursuant to the terms of this Agreement, and (ii) other payments consented to in writing by Parent.

13.1.4 The Holders shall promptly deliver to Parent in the form received (except for endorsement or assignment by a Holder where required by Parent) for application to the Senior Debt any payment, distribution, security or proceeds received by the Holders with respect to the Subordinated Debt other than in accordance with this Section 13, provided that such payment shall not exceed the outstanding balance of the Senior Debt.

13.1.5 In the event of the Company’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, the provisions of this Section 13 shall remain in full force and effect, and Parent’s claims against the Company and the estate of the Company shall be paid in full before any payment is made to the Holders, provided that such claims do not exceed the amounts Parent is entitled to receive under the financing agreement between Parent and the Company.

13.1.6 For so long as any of the Senior Debt remains unpaid, each Holder irrevocably appoints Parent as such Holder’s attorney-in-fact, and grants to Parent a power of attorney with full power of substitution, in the name of such Holder or in the name of Parent, for the use and benefit of Parent, without notice to such Holder, to perform at Parent’s option the following acts in any bankruptcy, insolvency or similar proceeding involving the Company:

(a) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of such Holder if such Holder does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Parent elects, in its sole discretion, to file such claim or claims; and

(b) To accept or reject any plan of reorganization or arrangement on behalf of such Holder and to otherwise vote such Holder’s claims in respect of any Subordinated Debt in any manner that Parent deems appropriate for the enforcement of its rights hereunder.

13.1.7 This Section 13 shall remain effective for so long as (i) the Company owes any amounts to Parent pursuant to the Senior Debt and (ii) the Closing has not occurred. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Parent for any reason (including, without limitation, the bankruptcy of the Company), this Section 13 and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Holder shall immediately pay over to Parent all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to the Holders, Parent may take such actions with respect to the Senior Debt as lenders, in their sole discretion, may deem appropriate, including, without limitation, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against the Company or any other person. No such action or inaction shall impair or otherwise affect Parent’s rights hereunder. Each Holder waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and each Holder agrees that it shall not assert any such defenses or rights.

13.1.8 The provisions of this Section 13 shall bind any successors or assignees of the Holders and shall benefit any successors or assigns of Parent, and, if the Company refinances a portion of the Senior Debt with a new lender, such new lender shall be deemed a successor of Parent for the purposes of this Section 13. This Section 13 is solely for the benefit of the Holders and Parent and not for the benefit of the Company or any other party.

13.1.9 Notwithstanding the provisions of Section 14.6 below, the provisions of this Section 13 may be amended with the written consent of Parent and the Required Holders.

13.1.10 In the event of any legal action to enforce the rights of a party under this Section 13, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this

Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

If to the Company:

Genesoft Pharmaceuticals, Inc.

7300 Shoreline Court

South San Francisco, CA 94080

Attn: Chief Executive Officer

Telephone: 650-837-1900

Fax: 650-827-0477

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention:         Christopher D. Dillon

David T. Young

Facsimile No.: 650-321-2800

If to Parent:

Genome Therapeutics

100 Beaver Street

Waltham, MA

Attn: Chief Financial Officer

Telephone: 781-398-2300

Fax: 781-893-8277

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Patrick O’Brien

Telephone: 617-951-7000

Fax: 617-951-7050

If to any Holder, to such Holder at its address as set forth on Schedule A or Schedule B,

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Michael J. O’Donnell

Telephone: 650-493-9300

Fax: 493-6811

If to any Holder which is not a Holder as of the Closing, to such address as such Holder shall have notified to Parent pursuant to this Section 14.1.

SECTION 14.2. Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

SECTION 14.3. Consent. Notwithstanding the terms and provisions contained in the April Purchase Agreement and the December Purchase Agreement, the Holders hereby consent, in their capacities as parties to such agreements, to the Company (i) issuing the Promissory Note dated the date hereof in an aggregate principal amount not greater than $8,000,000 to Parent (the “Parent Promissory Note”), (ii) entering into the Security Agreement dated the date hereof between Parent and the Company and (iii) entering into the Merger Agreement.

SECTION 14.4. Termination.

(a) This Agreement may be terminated as between Parent, the Company and the Holders at any time prior to the Closing Date by mutual written agreement of Parent, the Company and Holders. This Agreement shall terminate automatically and without any action on the part of Parent, the Company or any Holder if the Merger Agreement shall have been terminated.

(b) If this Agreement is terminated as between Parent and the Holders, as permitted by Section 14.4(a), such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided, that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty contained herein, such failing or breaching party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach.

SECTION 14.5. Entire Agreement. As between the Company, Parent and the Holders this Agreement and the Parent Notes (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

SECTION 14.6. Modifications, Amendments and Waivers. Prior to the Effective Time, this Agreement may be amended, modified or terminated, and any provision hereof may be waived, solely pursuant to a writing executed by Parent, the Company and the Required Holders. From and after the Effective Time, each of this Agreement and each Parent Note may be amended, modified or terminated, and any provision hereof may be waived, solely pursuant to a writing executed by Parent and the Required Holders. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. None of the December Purchase Agreement, the April Purchase Agreement, any December Note or any April Note may be amended, modified or terminated, and no provision thereof may be waived, unless Parent consents in writing to such action or change.

SECTION 14.7. Expenses. Each of Parent and the Company shall pay its own expenses in connection with the negotiation, execution delivery and performance of this Agreement. At the Closing, Parent shall pay the reasonable fees and expenses of one special counsel to the Holders, in an amount not to exceed $25,000.

SECTION 14.8. Registrar, Paying Agent and Conversion Agent. Parent Notes may be presented for registration of transfer or for exchange at the office of the Registrar, Parent Notes may be presented for payment at the office of the Paying Agent and Parent Notes may be presented for conversion at the office of the Conversion Agent. The Registrar shall keep a register of the Parent Notes and of their transfer and exchange. Parent may appoint or change one or more co-registrars, one or more additional paying agents and one or more additional conversion agents without notice and may act in any such capacity on its own behalf. The term Registrar includes any co-registrar; the term Paying Agent includes any additional paying agent; and the term Conversion Agent includes any additional conversion agent. The Company initially shall act as Paying Agent, Registrar and Conversion Agent.

SECTION 14.9. Paying Agent To Hold Money in Trust. Each Paying Agent shall hold in trust for the benefit of the Holders all moneys held by the Paying Agent for the payment of the Parent Notes. When Parent acts as Paying Agent, it shall segregate and hold as a separate trust fund all money held by it as Paying Agent.

SECTION 14.10. Holder Lists. Parent shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.

SECTION 14.11. Transfer and Exchange. Where Parent Notes are presented to the Registrar with a request to register their transfer or to exchange them for an equal principal amount of Parent Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transaction are met. Parent shall not be required to register the transfer of or exchange any Parent Note subject to repurchase or redemption, in whole or in part, pursuant to a duly executed and delivered Repurchase Notice or Parent Redemption Notice, except the unrepurchased or unredeemed portion of Parent Notes being repurchased or redeemed in part. No service charge shall be made for any transfer, exchange or conversion of Parent Notes, but Parent may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer, exchange or conversion of Parent Notes.

SECTION 14.12. Replacement Parent Notes. If a Holder of Parent Notes claims that Parent Notes have been mutilated, lost, destroyed or wrongfully taken, Parent shall issue replacement Parent Notes upon surrender to Parent of the mutilated Parent Notes, or upon delivery to Parent of evidence of the loss, destruction or theft of the Parent Notes satisfactory to Parent. In the case of lost, destroyed or wrongfully taken Parent Notes, an indemnity bond must be provided by the Holder that is sufficient in the judgment of Parent to protect Parent from any loss which it may suffer if a Parent Note is replaced. Parent may charge for its expenses in replacing a Parent Note. In case any such mutilated, lost, destroyed or wrongfully taken Parent Note has become or is about to become due and payable, Parent in its discretion may, instead of issuing a new Parent Note, pay such Parent Note when due.

SECTION 14.13. Cancellation. The Registrar, Paying Agent and Conversion Agent shall forward to Parent any Parent Notes surrendered to them for transfer, exchange, payment or conversion. Parent shall cancel all Parent Notes surrendered for transfer, exchange, payment, conversion or cancellation in accordance with its customary procedures. Parent may not issue new Parent Notes to replace Parent Notes that it has paid or cancelled or that any Holder has converted pursuant to this Agreement.

SECTION 14.14. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

SECTION 14.15. Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

SECTION 14.16. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Parent without the prior written consent of the Required Holders in their sole discretion. Prior to any proposed sale, assignment, transfer or pledge by any Holder of any Parent Notes (other than transfers in compliance with Rule 144 of the Securities Act, so long as Parent is furnished with satisfactory evidence of compliance with such Rule 144), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to Parent of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such Holder’s expense by either (i) an opinion of counsel (who shall be, and whose opinion shall be, addressed to Parent and reasonably satisfactory to Parent) to the effect that the proposed transfer of the Parent Notes may be effected without registration under the Securities Act, whereupon the Holder shall be entitled to transfer such Parent Notes in accordance with the terms of such notice. In the event of any assignment of all or a portion of a Parent Note as permitted by this Section 14.16, then at the request of the transferor or transferee Holder Parent shall issue replacement Parent Note(s) reflecting the new ownership of the Parent Notes and shall deliver such Parent Note(s) to the appropriate Holder(s) against delivery to Parent for cancellation of the Parent Note(s) being replaced, such issuance and delivery to be at the expense of Parent. The transferee shall agree in writing to be bound by the terms of this Agreement and the Parent Note as a Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in this Section 14.16.

SECTION 14.17. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 14.18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SECTION 14.19. Further Assurances. As between Parent and the Holders, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of Parent, such acts, instruments and documents as may be necessary or desirable to convey and transfer to the Holders the Parent Notes.

SECTION 14.20. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

SECTION 14.21. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that as between Parent and the Holders and other Holders any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between Parent and the Holders and other Holders or prevent any violation hereof, and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

SECTION 14.22. Venue; Service of Process. Each of the Company, Parent and the Holders:

(a) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York and the State of California and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any Parent Note or the subject matter hereof or thereof;

(b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of any such proceeding is improper, or that this Agreement or any Parent Note, or the subject matter hereof or thereof, may not be enforced in or by such court; and

(c) consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York and the State of California and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 14.1 is reasonably calculated to give actual notice.

SECTION 14.23. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY, PARENT AND THE HOLDERS WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY NOTE OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE HOLDERS, PARENT OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Either the Company, Parent or any Holder may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company, Parent and the Holders to the waiver of their rights to trial by jury.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENESOFT PHARMACEUTICALS, INC.

By:

Title:

GENOME THERAPEUTICS CORP.

By:

Title:

HOLDER’s:

By:

Name:

Title:

By:

Name:

Title:

Exhibit A

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

NOTE

$	, 2004

FOR VALUE RECEIVED, the undersigned, Genome Therapeutics Corp., a Massachusetts corporation (the “Company”), hereby promises to pay                      (the “Payee”), or order, on             , 2009                      Dollars ($            ). The Company promises to pay interest from the date hereof, computed as provided in the Note Amendment and Exchange Agreement (as defined below), on the aggregate principal amount of this Note from time to time unpaid at the per annum rate of five percent (5%).

Payments hereunder shall be made to the Payee at the address provided in the Note Amendment and Exchange Agreement.

This Note evidences the borrowing under, and is entitled to the benefits, and is subject to the provisions of, the Note Amendment and Exchange Agreement dated as of November     , 2003, as from time to time in effect (the “Note Amendment and Exchange Agreement”), among the Company, the Payee and the other note purchasers identified therein.

Terms defined in the Note Amendment and Exchange Agreement and not otherwise defined herein are used herein with the meanings so defined.

In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Note Amendment and Exchange Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

The parties hereto, including the Company and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Note Amendment and Exchange Agreement, and assent to extensions of time of payment, or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has caused this note to be issued as of the date first written above.

GENOME THERAPEUTICS CORP.

By:

Name:
Title:

CONVERSION NOTICE

To convert this Parent Note into Common Stock, check the box:  ☐

To convert only part of this Parent Note, state the principal amount to be converted (must be in multiples of $1,000):

$

If you want the stock certificate made out in another person’s name, fill in the form below:

____________________________________________________________________________________________________________________

(Insert other person’s social security number or tax I.D. number)

____________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________

(Print or type other person’s name, address and zip code)

            ____________________________________________________________________________________

Date:___________________	Signature(s): ________________________________________________

___________________________________________________________________________

_________________________________________________________________
(Sign exactly as your name(s) appear(s) on the face of the Parent Note)

OPTION TO ELECT REDEMPTION UPON A LIQUIDATION EVENT

Certificate No. of Parent Note:

If you want to elect to have this Parent Note purchased in whole by Parent pursuant to Article VI of the Note Amendment and Exchange Agreement, check the box:  ☐

If you want to elect to have only part of this Parent Note purchased by the Parent pursuant to Article VI of the Note Amendment and Exchange Agreement state the principal amount:

$

(in an integral multiple of $1,000)

Date:	Signature(s): ______________________________

________________________________________________
(Sign exactly as your name(s) appear(s) on the face of the Parent Note)

Exhibit B

[Form of Opinion]

Schedule A

[List of Holders]